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                                                                   EXHIBIT 10.11

                         FRANK'S NURSERY & CRAFTS, INC.
                                 SEVERANCE PLAN
                     SUMMARY PLAN DESCRIPTION/PLAN DOCUMENT



         1. GENERAL INFORMATION

         (a) The Frank's Nursery & Crafts, Inc. Severance Plan (the "Plan") provides eligible full-time and part-time employees and officers in the Company's Home Office and Field Supervision, and salaried employees in the Company's Distribution Centers, with separation pay if they are separated from service with Frank's Nursery & Crafts, Inc. (the "Company") for the reasons described herein.

         (b) Notwithstanding any other provision of the Plan, the Plan supersedes any and all prior plans, policies or practices, written or oral, which may have previously applied governing the payment of severance to terminated employees, other than the Frank's Nursery & Crafts Retention Incentive Program.

         (c) This Summary Plan Description/Plan Document is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         2. ELIGIBILITY

         (a) You are an "Employee," for purposes of this Plan, if (i) you are a regular, full-time or part-time employee of the Company employed in the Company's Home Office, or Field Supervision; or (ii) you are a salaried employee of the Company employed in the Company's Distribution Centers.

         (b) You are a "Participant," for purposes of this Plan, if you are an Employee whose employment is terminated for either of the following reasons:

         (i) Termination by the Company without "Cause." For this purpose, "Cause" means any of the following: (a) your refusal or repeated failure to perform the duties assigned to you; (b) your continued or repeated absence from the Company, unless due to serious illness or disability; (c) your commission of an act of gross misconduct, fraud, embezzlement or theft against the Company; or (d) your violation of a material company policy.

         (ii) The consummation of the Company's sale of substantially all of its stock or assets, reorganization or merger of the Company, or any other arrangement or corporate reorganization whereby control of the Company is transferred to another employer (a "Change in Control") and you are not offered a comparable position with the Company's successor following a Change in Control; provided that with respect to the



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     Company's Chairman and Chief Executive Officer, Vice Chairman and Chief
     Financial Officer, and President and Chief Operating Officer (the "Executive Officers"), any change in position, title, salary, or responsibilities from such Employee's position, title, salary, or responsibilities as of the date of the Change in Control, shall not be considered a comparable position.

         (c) Notwithstanding anything in this Plan to the contrary, no Participant will be eligible to receive any severance benefit or payment under the Plan unless, prior to the receipt of a severance payment, the Participant executes a release in the form attached as an exhibit to the Plan (the "Release"), and the seven (7) day revocation period described in such Release has expired.

         (d) You are not entitled to severance benefits under the Plan if you:

         (i) Are terminated for "Cause" (as defined in Section 2(b)(i) above);

         (ii) Voluntarily resign;

         (iii) Cease to be an Employee due to death, disability or retirement;.

         (iv) Have had your employment terminated as a result of a Change in Control and you are offered a comparable position with the Company's successor following a Change in Control, whether or not you accept such offer; or,

         (v) Fail to continue as a satisfactory Employee after receiving notice of layoff or termination until released by the Company (provided such termination is within six (6) months after you are notified of termination).

         3. SEVERANCE BENEFITS

        (a)      Severance Benefit Amounts.

         (i) The amount of severance pay for those Participants who are part-time hourly Employees shall be equal to one (1) week of the Participant's average weekly base salary, excluding shift premiums, overtime, bonuses, or any other allowance ("Base Salary") for the six month period preceding the Participant's date of termination, for each full year of service with the Company, with a minimum of two (2) weeks of Base Salary and up to a maximum of four (4) weeks of Base Salary;

         (ii) The amount of severance pay for those Participants who are full-time hourly Employees (those employees who work more than an average of thirty-five (35) hours per week during any six month period), shall be equal to one (1) week of the Participant's average weekly Base Salary for the six month period preceding the Participant's date of termination, for each full year of service with the Company, with a minimum of three (3) weeks of Base Salary and up to a maximum of eight (8) weeks of Base Salary;


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         (iii) The amount of severance pay for those Participants who are considered salaried employees but who are not designated as Merchants, Managers, District Managers, DC Managers, Assistant Vice Presidents, Directors, Vice Presidents and above, shall be equal to one (1) week of the Participant's current Base Salary, on a weekly basis, for each full year of service with the Company, with a minimum of either four (4) or six (6) weeks of Base Salary and up to a maximum of sixteen (16) weeks of Base Salary, as specified, in writing, from the Plan Administrator as soon as practicable following the effective date of this Policy;

         (iv) The amount of severance pay for those Participants who are designated as Merchants, Managers, District Managers, and DC Managers, shall be equal to one (1) week of the Participant's current Base Salary, on a weekly basis, for each full year of service with the Company, with a minimum of ten (10) weeks of Base Salary and up to a maximum of twenty-six
     (26) weeks of Base Salary;

         (v) Except as provided in Section 3(a)(vi) below, the amount of severance pay for those Participants who are at the level of Assistant Vice President, Director, and above, shall be equal to two (2) weeks of the Participant's current Base Salary, on a weekly basis, for each full year of service with the Company, with a minimum of fourteen (14) weeks of Base Salary and up to a maximum of twenty-six (26) weeks of Base Salary; provided, however, that the Executive Officers shall receive severance pay in the amount of twelve (12) months of the Executive Officer's current Base Salary, on a weekly basis;

         (vi) Notwithstanding anything in this Section 3 to the contrary, the Plan Administrator may provide certain Participants at the level of Vice President and above with twelve (12) months of such Participant's current Base Salary, on a weekly basis, by notifying such Participants, in writing, that they have been selected to receive a greater benefit in lieu of the benefits described in Section 3(v) above. Such notification shall be delivered to those Participants as soon as practicable following the effective date of this Policy.

         (b) COBRA Continuation Coverage. In addition to the benefits described in Section 3(a) above, the Company shall pay, on behalf of each Participant, any amounts necessary for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the Participant and his or her covered dependents during the period that a Participant is receiving severance benefits as described in Section 3(a) above; provided that such Participant and his or her covered dependents are eligible for COBRA coverage; further provided, that the Company's obligation to make such payments shall terminate in accordance with the termination provisions of COBRA.

         (c) How your service is calculated. The Company will use your hire date to calculate your total service period with the Company as of the date of your termination of employment. Only full years of service will be used to determine your total service period with the Company.



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         (d) Taxes on your severance pay. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay.

         (e) Severance Benefit Offset. Notwithstanding anything herein to the contrary, the amount of the severance benefit which any Participant is entitled to receive under the Plan shall be the amount calculated in accordance with
Section 3 of the Plan, less all amounts, if any, which such Participant is entitled to receive as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute. In no event shall accrued vacation pay, unemployment compensation and pension benefits reduce the amount of your severance pay.

         (f) When severance pay is paid. Severance payments will be made either
(i) on normal pay dates, commencing with the first pay period following the Employee's termination of employment and continuing thereafter, on successive pay periods, until the allowance is exhausted or (ii) in a lump sum payment, as determined by the Plan Administrator in its sole discretion. Your last day worked is defined as your termination date. However, with supporting evidence, if it becomes apparent to the Company that an employee on severance is acting in a manner detrimental to the best interest of the Company, all rights to receive further severance payments will be forfeited.

         4. GROUP BENEFIT COVERAGE

         (a) Your medical and dental coverage as an active employee will terminate on your date of termination. As set forth in Section 3(b) above, if you are eligible to continue such coverage in accordance with COBRA, the Company will pay, on your behalf, any amounts necessary for such continuation coverage, subject to Section 3(b) above. At the time that your severance benefits cease, you will be responsible for any amounts necessary for COBRA continuation coverage.

         (b) Your basic and supplemental life insurance terminates on your date of termination. You may be able to convert to a personal policy. Contact Human Resources for further information.

         (c) Any short term disability, long term disability, accidental death and dismemberment insurance, or supplemental life insurance coverage on your spouse, which you may have elected, will terminate on your date of termination.

         (d) Your participation in the Frank's Nursery & Crafts, Inc. 401(k) Plan will terminate on your date of termination. Therefore, no further contributions or matching contributions will be made following your date of termination.


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         5. ADMINISTRATIVE INFORMATION

         (a) Plan Name. The full name of the Plan is the Frank's Nursery & Crafts, Inc. Severance Plan.

         (b) Plan's Sponsor. The Plan is sponsored by Frank's Nursery & Crafts, Inc., 1175 West Long Lake Road, Troy, Michigan 48098, (248) 712-7000.

         (c) Plan Number and Employer Identification Number. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 13-0762080. The Plan number assigned by the Company pursuant to instructions of the United States Department of Labor is 510.

         (d) Type of Plan and Funding. The Plan is an employee welfare benefit plan. The benefits provided under the Plan are paid from the Company's general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.

         (e) Plan Administrator.

         (i) This Plan shall be administered by the Company's Vice President Human Resources ("VPHR"), provided that with respect to benefits provided under the Plan to the VPHR, the Company's Chairman & Chief Executive Officer shall administer the Plan. The term "Plan Administrator" shall refer to the VPHR, except as described in the preceding sentence, in which case the "Plan Administrator" shall refer to the Company's Chairman & Chief Executive Officer.

         (ii) The Plan Administrator has full responsibility for the operation of the Plan. Your supervisor or other officers of the Company are not authorized to interpret provisions of the Plan or make representations which are contrary to the provisions of the Plan document as interpreted by the Plan Administrator. All correspondence and requests for information should be directed as follows: Frank's Nursery & Crafts, Inc., Plan Administrator, Frank's Nursery & Crafts, Inc. Severance Plan, 1175 West Long Lake Road, Troy, Michigan 48098.

         (f) Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Frank's Nursery & Crafts, Inc., Vice President, Human Resources, 1175 West Long Lake Road, Troy, Michigan 48098

         (g) Type of Administration. The Plan is administered by Frank's Nursery & Crafts, Inc.

         (h) Plan Year. January 1 - December 31.


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         6. PLAN AMENDMENT OR TERMINATION

         (a) The Company reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time for any reason; provided, however, that any such amendment, modification or termination shall not affect the right of any Participant to claim benefits under the provisions of Section 3 above if the Participant's termination of employment occurred prior to the date of such amendment, modification or termination. During the pendency of the Company's chapter 11 proceedings, no amendment or modification of the Plan that materially increases the cost of the Plan to the Company shall be adopted without formal authorization from the Bankruptcy Court upon notice, and thereafter, from the Company's Board of Directors.

         (b) No other amendment or modification and no termination of the Plan shall be effective unless the action to be taken is set forth in a written document, which is ratified or approved by the Company's Board of Directors.

         7. OTHER IMPORTANT PLAN INFORMATION

         (a) Employment Rights Not Implied. Participation in the Plan neither gives you the right to be retained in the employ of the Company, nor does it guarantee your right to claim any benefit except as outlined in the Plan.

         (b) Governing Law. The construction and administration of the Plan will be governed by ERISA.

         (c) No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under this Policy due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

         8. CLAIMS APPEAL PROCEDURE

The following information is intended to comply with the requirements of ERISA and provides the procedures an employee may follow if he or she disagrees with any decision about eligibility for Plan payments.

         (a) An eligible employee entitled to benefits under the Plan will be so informed on or before the last day worked. Eligible employees who believe they are entitled to benefits under the Plan and do not receive notice, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of his or her termination.

         (b) If the Plan Administrator denies a Participant's claim for benefits under the Plan, the Participant will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and you will be notified if this is the case) explaining:

         (i) the specific reason or reasons for the denial;

         (ii) the specific provisions on which the denial is based;


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         (iii) any additional material or information necessary for the
     Participant to perfect the claim and an explanation of why such material or information is necessary; and

         (iv) an explanation of the Plan's claim review procedure.

         (c) If payment is denied or the Participant disagrees with the amount of the payment, he or she may file a written request for review within sixty
(60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Participant believes the claim was improperly denied, as well as any other appropriate data, questions, or comments. In addition, a Participant is entitled to:

         (i) review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Participant and the Plan Administrator; and

         (ii) submit issues and comments in writing to the Plan Administrator relating to its review of the claim.

         (d) A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The Participant will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the pertinent Plan provisions on which the decision is based.

         9. STATEMENT OF ERISA RIGHTS

The following statement of ERISA rights is required by federal law and rulings:

         (a) As a person covered under the Plan, you are entitled to certain rights and protections under ERISA. This law provides that all people covered by the Plan are entitled to:

         (i) Receive information about your plan and benefits.

         (ii) Examine, without charge, all plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor at the Plan Administrator's offices.

         (iii) Obtain copies of all plan documents and other plan information by writing to the Plan Administrator and asking for them. The Plan Administrator may make a reasonable charge for the copies.

         (iv) Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

         (b) In addition to creating rights for persons covered by the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people


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who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in your interest and in the interest of the other people covered by the Plan. The law provides that no one may fire you or otherwise discriminate against you in any way to prevent you from getting a benefit or exercising your rights under ERISA. The law provides that if your claim for a benefit is denied in whole or in part, you will receive a written notice explaining why your claim was denied. You have the right to have your claim reviewed and reconsidered.

         (c) Under ERISA, there are steps you can take to enforce your rights. For instance, if you request copies of documents from the Plan Administrator and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

         (d) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the people who operate the Plan misuse the Plan's money or if you are discriminated against for asserting your rights, you may ask the U.S. Department of Labor for help, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.


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                                     EXHIBIT

                        RELEASE AND SEPARATION AGREEMENT



This Release and Separation Agreement ("Release") is between



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(print name) First     Middle     Last                  Social Security Number



and Frank's Nursery & Crafts, Inc. and all subsidiaries and affiliates of Frank's Nursery & Crafts, Inc. (individually and collectively referred to as "Frank's").

         1.       COMPLETE RELEASE.

                  In consideration for the severance payment and the benefits stated in the Severance Agreement provided to me by Frank's on
                  (date), which I agree is sufficient consideration and is in excess of any earned wages or benefits due and owing me, I release, waive and fully discharge Frank's and all present and former employees, officers, directors, shareholders and agents of Frank's, from any and all charges, causes of action, damages, claims or demands, whether known or unknown at this time, arising out of, connected with, or based on my employment and separation from employment with Frank's, including, but not limited to those based on contract, personal injury, tort, common law, employment discrimination, and/or any other federal, state or local law.

         2.       (NUMBER) -DAY PERIOD FOR REVIEW AND CONSIDERATION OF
                  AGREEMENT.

                  I understand that Frank's has provided me with (number) days to review and consider the Severance Agreement and Release before signing it.

         3.       ENCOURAGEMENT TO CONSULT WITH ATTORNEY.

                  I acknowledge that Frank's has advised me both verbally and in writing that I may consult an attorney regarding the Separation Agreement and Release before signing the Release.

          4.      EMPLOYEE'S RIGHT TO REVOKE AGREEMENT.

                  Frank's has advised me and I understand that


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                  -        I may revoke this Release for a period of seven (7)
                           calendar days after signing it.

                  - This Release is not effective or enforceable until the 7-day revocation period expires.

                  -        Revocation must be made by either

                             (1) hand-delivering the written revocation to Keith Oreson during Frank's corporate business hours at 580 Kirts Blvd., Suite 300, Troy, Michigan 48084 within seven days after I sign and send the Release; or by

                             (2) mailing a written notice of revocation to Keith Oreson, Vice President of Human Resources, Frank's Nursery & Crafts Inc. 580 Kirts Blvd., Suite 300, Troy, Michigan 48084 postmarked within seven days after I signed and send the Release.

                  - Frank's recommends that if I do revoke this Release, I do so by certified mail, return receipt requested.

                  - In the case of revocation, this Release shall not be effective or enforceable and I will not receive any severance pay and/or benefits.



         5.   CONFIDENTIALITY.

                  I agree to keep strictly confidential, except if I am legally required to disclose or where I must disclose to secure advice from an attorney or accountant, the terms, conditions and/or existence of this Release.

         6.   THIRD-PARTY CLAIMS.

                  I agree that I will not instigate, cause, advise or encourage any other persons, groups of persons, corporations or any other entity to file litigation or otherwise assert any claim against the Frank's.

         7.   ENTIRE AGREEMENT.

                  Neither Frank's nor I have made any oral or written statements that vary from the terms of this Release and Separation Agreement.


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         8.   VOLUNTARY AGREEMENT.

                  I acknowledge that I have read and understand the Separation Agreement and Release. Further, I acknowledge that I understand its terms and its binding effect, and that I am acting voluntarily and of my own free will in signing it.




WITNESS
                                          --------------------------------------
                                          Employee (Print Name)


---------------------------------         --------------------------------------
                                          Employee (Signature)


                                          --------------------------------------
                                          Dated



                                          FRANK'S NURSERY & CRAFTS, INC.



                                          By:
                                          --------------------------------------

                                          Its:
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